Mr. Vivek Garipalli    July 12, 2021
Chief Executive Officer
Clover Health Investments Corp.
725 Cool Sprigs Blvd., Suite 320
Franklin, TN 37067

Re:    Agreement for the Provision of Interim Management Services
Dear Mr. Garipalli:
This letter, together with the attached Schedule(s) and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC (“APS”), and Clover Health Investments Corp. (the “Company”) for the engagement of APS to provide interim management services to the Company.
All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s) and General Terms and Conditions. The Company and APS are each a “party,” and together the “parties.”
The engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company.
Objectives and Tasks
Subject to APS’s (i) internal approval from its Risk Management Committee, (ii) confirmation the Company has a Directors and Officers Liability insurance policy in accordance with Section 7 of the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, and (iii) receipt of a copy of the signed Board of Directors’ resolution (or similar document as required by the Company's governance documents) as official confirmation of the appointment, APS will provide Mark Herbers to serve as the Company’s Senior Vice President of Finance and, when the office becomes vacant, will become Chief Financial Officer ("CFO"), reporting to the Company’s Chief Executive Officer. In addition to the ordinary course responsibilities of CFO, Mr. Herbers will work collaboratively with the senior management team, the Board of Directors and other Company professionals to assist the Company with the following:
•Perform tasks ordinarily in the purview of the Company’s Chief Financial Officer, including supervision of the finance staff, communicating with the Company’s directors, executives and employees.
•Prepare budgets and cash forecasts and evaluate variances thereto.
•Strengthen the Company’s core competencies in the finance organization, particularly cash management, planning, general accounting and financial reporting information management.
•As required, lead development of the Company’s business plan, and such other related forecasts as may be required by the Company for its corporate purposes.
•Develop and enhance management and Board reporting packages.
•Communicate and/or negotiate with outside constituents, as appropriate, including the Company’s banks and their advisers.
•Assist the Company with such other matters as may be requested by the Company and are mutually agreeable.
AP Services | 2000 Town Center | Suite 2400 | Southfield, MI 48075 | 248.358.4420 | alixpartners.com

Clover Health investments Corp.

Staffing
Al Koch will be the managing director responsible for the overall engagement, assisted by a staff of consultants at various levels who have a wide range of skills and abilities related to this type of assignment. In addition, APS has relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.
We will periodically review the staffing levels to determine the proper mix for this assignment. We will only use the necessary staff required to complete the requested or planned tasks. If we believe that staff in addition to Mr. Herbers is advisable we will review this with you and will not add any additional staff without your consent.
Timing, Fees and Retainer
APS will commence this engagement on or about July 14, 2021 after receipt of a copy of the executed Agreement accompanied by the retainer, as set forth on Schedule 1 and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objective and Tasks section above.
The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.
Insider Trading
APS recognizes that, APS and its employees may receive from the Company or others, information that may be considered "material, nonpublic information" concerning the Company or another public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. APS and each of its employees performing services under this Agreement agree NOT to: (a) buy, sell or effect any other transaction relating to any stock, option, bond, warrant or other security of any issuer (including the Company) with respect to which APS is then in possession of material, nonpublic information received from the Company or others; (b) provide Company with information with respect to any public company that may be considered material, nonpublic information; or (c) communicate or provide any material, nonpublic information to any other person, including any relative, associate, or other individual, who intends to, may, or in which it is reasonably foreseeable that such person is likely to (i) purchase or sell securities of any company with respect to which such information relates, or (ii) otherwise directly or indirectly benefit from such information. In addition, APS represents and warrants it will abide by applicable insider trading laws and does require its employees to undergo annual compliance training with respect thereto. Without limiting any of the confidentiality and insider trading obligations included in this Agreement, neither APS nor any of APS’s employees performing services under this agreement, shall discuss any information concerning the Company obtained by APS in the course of performing the Services with any financial, securities or industry analyst or with the media without the written agreement of Company

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Clover Health investments Corp.

* * *
If these terms meet with your approval, please sign and return a copy of this Agreement and wire transfer the amount to establish the retainer.
We look forward to working with you.
Sincerely yours,
AP SERVICES, LLC
/s/ A. A. Koch
A. A. Koch
Managing Director
Acknowledged and Agreed to:

CLOVER HEALTH INVESTMENTS CORP.

By: /s/ Vivek Garipalli
Its: Managing Member
Dated: 7/12/2021 | 8:08 PM EDT
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Schedule 1
Fees and Expenses
1.    Fees: APS commits to a fixed price of US$175,000 per month in professional fees for Mr. Herbers for this engagement, subject to the scope, assumptions and personnel requirements herein remaining unchanged. In the event that changes occur with respect to such scope, assumptions and/or personnel requirements, including those due to unforeseen events, the parties shall meet in good faith and agree to a revised fee arrangement.
In the event it is mutually agreed additional APS staff is required, such staff shall be invoiced at their regular hourly rates. Hourly rates are based upon the experience and level of staff and are as follows:

Managing Director    US$1,030 – US$1,295
Director    US$825 - US$980
Senior Vice President    US$665 – US$755
Vice President    US$485 – US$650
Consultant    US$180 – US$480
APS reviews and revises its billing rates on January 1 of each year.
2.Success Fee: APS does not seek a success fee in connection with this engagement.
3.Expenses: In addition to the Fees set forth in this Schedule, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals, and an administrative fee of 2% of the Fees to cover all other indirect administrative costs including general administrative support, legal and IT support, as well as any technology costs associated with secure storage and handling of client data that are not otherwise specified in this Agreement. All expenses must comply with the Company’s expense reimbursement policy, as provided to APS.
4.Break Fee: APS does not seek a break fee in connection with this engagement.
5.Retainer: The Company shall pay APS a retainer of US$175,000 to be applied against Fees and expenses as set forth in this Schedule and in accordance with Section 2 of the General Terms and Conditions.
6.Payment: APS will submit monthly invoices for services rendered and expenses incurred. All invoices shall be due and payable immediately upon receipt. No discount is provided for prompt payment, and none shall be taken, but interest on any invoices paid late shall accrue in accordance with the General Terms and Conditions. Invoices should be submitted to ap@cloverhealth.com.

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Data Protection Schedule
Processing, Personal Data and Data Subjects
1.Processing by APS
1.1. Scope: Scope of the processing is described in the agreement above and limited to the purposes described above.
1.2. Nature: The nature of processing will include receiving, storing, analyzing, transmitting to appropriate parties, and disposing of Personal Data.
1.3. Purpose of the Processing: The purpose of processing is to provide the services described in the agreement above.
1.4. Duration of the Processing: APS will process Personal Data for the duration of the engagement life cycle.
2.Types of Personal Data

___ Background Check Data (Criminal History, Drug Test Results, References, etc.)
___ Biometric Data (Facial Recognition, Fingerprints, Voice Recording, etc.)
___ Browsing Data (Cookies, Website History, IP Address, etc.)
X Contact Information (Contact Details, Address, Email Address, Phone Numbers, etc.)
___ Education and Skills (Academic Transcripts, Educational Degrees, Languages, Training, etc.)
X Employment Information (Salary, Job Title, Personnel Number, Workers Comp, Office Location, etc.)
___ Family Information (Children, Parents, etc.)
___ Genetic Information (Genetic Sequence)
___ Government Identifiers (National Identification Number, SSN, Driving License, etc.)
___ Personal Identifiers (Name, Age, Date of Birth, Race, Video/Photo, Signature, etc.)
___ Professional Experience & Affiliations (Trade Union Membership, Qualifications/Certifications, etc.)
___ Social Media Data (Social Media Accounts, Social Media History, etc.)
X Travel and Expense (Travel History, Expense Details, etc.)
___ User Account Information (Account Age, Account Number, Account Password, etc.)
___ Workplace Welfare (Harassment Reports, Disciplinary Action, etc.)
___ Other:

3.Categories of Data Subjects

X Employees / Members / Contractors of Data Controller
___ Clients of Data Controller
___ Other:

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AP Services, LLC General Terms and Conditions
These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities

The Company will undertake responsibilities as set forth below:
1.Provide reliable and accurate detailed information, materials, documentation and
2.Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.
APS’s delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management.
Section 2. Retainer, Billing, Payments and Taxes

Retainer. Upon execution of the Agreement, the Company shall promptly pay APS the agreed-upon advance retainer as set forth on Schedule 1. Invoices shall be offset against the retainer. Payments of invoices will be used to replenish the retainer to the agreed-upon amount. Any unearned portion of the retainer will be applied against the final invoice or returned to the Company at the end of the engagement.
Billing and Payments. All payments to be made to APS shall be due and payable upon delivery of invoice via check or wire transfer to APS’ bank account, as shown on the invoice. All amounts invoiced are based on services rendered and expenses incurred to date, and are not contingent upon future services or Work Product (as defined below), or the outcome of any case or matter. “Fees,” as used in this Agreement, shall include all amounts payable by the Company to APS in accordance with Schedule 1, including any success fee or break fee, but excluding reimbursable expenses.
If any Fees and/or expenses are not paid by the Company on the relevant due date, APS shall be entitled to charge interest on the unpaid amount until payment is made in full. Interest shall be calculated using the lesser of (i) one percent (1%) per month (12% per annum) or (ii) to the maximum extent permitted by law.
Taxes. APS’ fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on APS’ income generally). If APS’ fees are subject to any taxes, such as State sales tax, Goods and Services Tax/Harmonized Sales Tax or Value Added Tax, then APS will include such taxes on its invoices as separate line items.

Section 3. Relationship of the Parties
The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Employees of APS will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.
APS is not an accounting firm and does not give accounting advice or guidance. While APS’ work may involve analysis of accounting, business and other related records, this engagement does not constitute an audit in accordance with either generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or any other similar governing body.
APS is not authorized to practice law or provide legal advice. No services provided under this Agreement are intended to be, nor should be construed to be, legal services.
Section 4. Confidentiality
Each party shall use reasonable efforts, but in no event less effort than it would use to protect its own confidential information, to keep confidential all nonpublic confidential or proprietary information obtained from the other party during the performance of APS’ services hereunder (the “Confidential Information”), and neither party will disclose any Confidential Information to any other person or entity. “Confidential Information” includes the terms of this Agreement, non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of either party, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.
The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS from making such disclosures of Confidential Information that APS reasonably believes are required by law or any regulatory requirement or authority to clear client conflicts. APS may also disclose Confidential Information to its partners, directors, officers, employees, independent contractors and agents who have a need to know the Confidential Information as it relates to the services being provided under this Agreement, provided APS is responsible for any breach

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of these confidentiality obligations by any such parties. APS may make reasonable disclosures of Confidential Information to third parties, such as the Company’s suppliers and/or vendors, in connection with the performance of APS’ obligations and assignments hereunder, provided APS reasonably believes that such third party is bound by confidentiality obligations. In addition, APS will have the right to disclose to any person that it provided services to the Company or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Company. The obligations of the parties under this Section 4 shall survive the end of any engagement between the parties for a period of three (3) years.
Work Product (as defined in Section 5) may contain APS proprietary information or other information that is deemed to be Confidential Information for purposes of this Agreement, and the parties may not want to make public. Therefore, the parties acknowledge and agree that (i) all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS in connection with this engagement is intended solely for the benefit and use of the Company in connection with this Agreement, and (ii) no such information shall be used for any other purpose or disseminated to any third parties, or, quoted or referred to with or without attribution to APS at any time in any manner or for any purpose without APS’ prior approval (not to be unreasonably withheld or delayed), except as required by law. The Company may not rely on any draft or interim Work Product.
Section 5. Intellectual Property
All analyses, final reports, presentation materials, and other work product (other than any Engagement Tools, as defined below) that APS creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Company Confidential Information as defined above. APS may retain copies of the Work Product and any Confidential Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement.
All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, templates, models, utilities and other intellectual property that APS has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of APS. The Company shall not acquire any interest in the Engagement Tools other than a limited worldwide, perpetual, non-transferable license to use the Engagement Tools to the extent they are contained in the Work Product.
The Company acknowledges and agrees, except as otherwise set forth in this Agreement, that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.
Section 6. Framework of the Engagement
The Company acknowledges that it is retaining APS solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.
Section 7. Indemnification and Other Matters
The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “APS Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of APS that is the subject of the Agreement. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both parties in the matter covered by this indemnification creates a potential conflict of interest, the APS Parties may engage separate counsel to represent them at the Company’s expense.
In addition to the above indemnification, APS employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise.
The Company shall specifically include and cover APS employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to APS accepting any officer position, the Company shall, at the request of APS a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as APS may reasonably request evidencing the appointment and coverage of the indemnitees. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include APS employees and agents under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O insurance policy that will cover APS employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. If APS is unable or unwilling

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to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.
The Company’s indemnification obligations in this Section 7 shall be primary to, and without allocation against, any similar indemnification obligations that APS may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by APS or otherwise). APS is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring such third-party product or service.
Section 8. Governing Law and Arbitration
The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.
Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in New York, New York under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
Notwithstanding the foregoing, any party may proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim in connection with (i) the non-payment of Fees or expenses due under this Agreement, or (ii) the non-performance of obligations under Section 7.
In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.
Section 9. Termination and Survival
The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any Fees and expenses due under the provisions of the Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed). Such payment obligation shall inure to the benefit of any successor or assignee of APS.
Additionally, unless the Agreement is terminated by the Company due to APS’ material breach (and such material breach continues after 30 days’ written notice thereof and opportunity to cure) APS shall remain entitled to the success fee(s), if any, that otherwise would be payable during the 12 months after the date of termination of the Agreement.
Sections 2, 4, 5, 7, 8, 9, 10, 11, 12 and 13 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.
Section 10. Non-Solicitation of Employees
The Company acknowledges and agrees that APS has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of two years after the final invoice is rendered by APS with respect to this engagement (the “Restrictive Period”), the Company and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of APS’ Managing Directors, Directors, or other employees/ contractors.
If during the Restrictive Period the Company or its affiliates directly or indirectly hires or contracts with any of APS’ Managing Directors, Directors, or other employees/contractors in violation of the preceding paragraph, the Company agrees to pay to APS as liquidated damages and not as a penalty the sum total of: (i) for a Managing Director, $1,000,000; (ii) for a Director, $500,000; and (iii) for any other employee/contractor, $250,000. The Company acknowledges and agrees that liquidated damages in such amounts are (x) fair, reasonable and necessary under the circumstances to reimburse APS for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that APS has made in its Managing Directors, Directors, and other employees/ consultants; and (y) appropriate due to the difficulty of calculating the exact amount and value of that investment.
Section 11. Limitation of Liability
THE APS PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING OR INTENTIONAL MISCONDUCT OF APS PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE APS PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID TO APS FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE

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APPLICABLE ADDENDUM) (THE “LIABILITY CAP”). The Liability Cap is the total limit of the APS Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by APS pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the APS Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the APS Parties pursuant to this Agreement exceed the Liability Cap.
Section 12. General
Equitable Remedies. Each party acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of the Agreement. Each party agrees that the non-breaching party shall have the right to seek a restraining order and/or an injunction for any breach of the Agreement. If any provision of the Agreement is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.
Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.
Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the parties relating to the services to be rendered by APS and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services. The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.
Related Matters. If an APS Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse APS for any professional time and expenses (including reasonable external and internal legal costs and e-discovery costs) incurred to respond to the request, except in cases where an APS Party is a party to the proceeding or the subject of the investigation.
Joint and Several. If more than one party signs this Agreement, the liability of each party shall be joint and several. In addition, in the event more than one entity is included in the definition of Company under this Agreement, the Company shall cause each other entity which is included in the definition of Company to be jointly and severally liable for the Company’s liabilities and obligations set forth in this Agreement.

Third-Party Beneficiaries. The APS Parties shall be third-party beneficiaries with respect to Section 7 hereof.
Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:
AlixPartners, LLP
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: General Counsel
and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to APS. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.
Section 13. Data Protection
All capitalized terms used in this Section and not otherwise defined in this Agreement shall have the meanings given to them in the General Data Protection Regulation ((EU) 2016/679) (the “GDPR”) or such other applicable data protection laws, including those of the United States (together the “Applicable Data Protection Legislation”).
a) Processing of Personal Data. The parties acknowledge and agree that, in performing services pursuant to this Agreement, APS may from time to time be required to Process Personal Data on behalf of the Company. APS acknowledges that due to certain mandatory data protection laws, the handling of Personal Data is subject to certain legal requirements. In such cases: (1) the Company will ensure that it is lawfully permitted to transfer the Personal Data to APS for the purposes of APS performing the Services under this Agreement; and (2) APS shall (i) act as the Company’s Data Processor or Service Provider for the purposes of the Applicable Data Protection Legislation; (ii) only Process such Personal Data in accordance with the Company’s written instructions (including when making an international transfer of Personal Data) unless required to do otherwise by law; (iii) implement appropriate technical and organizational measures to reasonably protect that Personal Data against unauthorized or unlawful Processing and accidental, unauthorized or unlawful loss, destruction, alteration, damage, disclosure or access; and (iv) where applicable, inform all its employees, agents and/or approved sub-processors engaged in processing the Personal Data of the confidential nature of the Personal Data, and shall ensure that all such persons are bound to a duty of confidentiality, or are under an appropriate statutory obligation of confidentiality.
b) Compliance with Applicable Data Protection Legislation. APS and the Company shall each comply with all relevant provisions of the Applicable Data Protection Legislation, and the nature and extent of

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such Processing shall be set out in the Data Protection Schedule of this Agreement. APS shall, in relation to any Personal Data processed by APS in connection with this Agreement: (1) at the Company’s cost (including hourly fees at APS's standard hourly rates), assist the Company in complying with its obligations under Applicable Data Protection Legislation to respond to requests from Data Subjects exercising their rights and respond to any other correspondence, inquiry or complaint received from a Data Subject, regulator or other third party in connection with the processing of such Data Subject’s Personal Data; (2) notify the Company in accordance with Applicable Data Protection Legislation without undue delay on becoming aware of a Personal Data Breach or any request by a Data Subject or regulator regarding Personal Data APS is processing on behalf of the Company; (3) APS shall promptly inform the Company if, in its opinion, an instruction from the Company violates Applicable Data Protection Legislation; (4) at the Company’s cost (including hourly fees at APS's standard hourly rates), upon termination or expiration of this Agreement, at the written direction of the Company either delete or return any Personal Data and any copies thereof to the Company (except to the extent APS is required by law to retain such Personal Data, and except for Personal Data located on APS's disaster recovery or backup systems where it will be destroyed upon the normal expiration of the backup files); (5) at the Company’s cost (including hourly fees at APS's standard hourly rates), assist the Company in complying with its obligations under Applicable Data Privacy Legislation to notify Data Subjects and regulators, complete privacy assessments, and meet security requirements; and (6) maintain appropriate records to demonstrate compliance with this Section.
c) Cross-border Transfers. APS is an international business, headquartered in the United States of America (“US”). APS may in the ordinary course of its business, including the performance of the services under this Agreement, transfer Personal Data received outside the US to its US-based Affiliates and/ or any other APS Affiliates globally in accordance with Applicable Data Protection Legislation. The Company acknowledges and agrees that APS, as reasonably required for the performance of the services pursuant to this Agreement, be permitted to transfer Personal Data to its Affiliates in accordance with Applicable Data Protection Legislation.
In cases of Personal Data leaving the European Economic Area (“EEA”), the Company agrees and APS hereby undertakes to procure that the APS Affiliate(s) importing the data (the “APS Data Importer(s)”) agrees to be bound by the Standard Contractual Clauses (C2P 2010/87/EU) save that the optional indemnification clause shall not apply (the “SCCs”) in accordance with the remainder of this clause and to that effect the Company is the “Data Exporter” and the APS Data Importer(s) that receives such Personal Data outside the EEA is the “Data Importer” as defined in the SCCs. The Data Protection Schedule of this Agreement will serve as Appendix I for the purposes of the SCCs so entered into by the Company and the APS Data Importer(s). The Member State in which the Company is established shall provide the governing law under clause 9 of the SCCs provided that in the event the Company is not established in a jurisdiction that forms part of the European Economic Area the law applicable to this Agreement shall provide the governing law under clause 9 of the SCCs. The Company hereby agrees that the APS Data Importer(s)’ liability to the Company under the SCCs and this Agreement shall be determined solely by the terms of this Agreement as applicable to APS, including (without limitation) any limitations on and/ or exclusions from liability contained in the Agreement.
d) Third-Party Processors. The Company consents to APS appointing third-party Processors of Personal Data under this Agreement. APS confirms that it will enter into a written agreement with any third-party Processor prior to supplying it with the Personal Data, incorporating terms which are substantially similar to those set forth in this Section. As between the Company and APS, APS shall remain fully liable for all acts or omissions of any third-party Processor appointed by APS pursuant to this paragraph.
e) Applicable Laws. APS will comply with all applicable laws including without limitation all Applicable Data Protection Legislation, and other general data protection and privacy regulations.
f) Technical and Organizational Measures. APS will maintain and enforce physical and logical security and provide technical and organizational safeguards https://www.alixpartners.com/it-
1000/ that ensure a level of security appropriate to the risks presented by the processing. These technical and organizational measures will serve as Appendix 2 for the purposes of the SCCs so entered into by the Company and the APS Data Importer(s)
g) Audits. Upon reasonable notice to APS, APS shall permit the Company (or a mutually agreed third-party auditor) to audit APS's compliance with this Section and to that effect shall make available records and supporting documentation, necessary to conduct such audit. The Company will not exercise its audit rights more than once in any twelve (12) calendar month period, except (i) if and when required by instruction of a competent data protection authority; or (ii) the Company believes a further audit is necessary due to an APS Personal Data Breach.

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